EXHIBIT 99.(h)(4)












                     FUND ACCOUNTING AND SERVICES AGREEMENT

                                      AMONG

                              ACCESSOR FUNDS, INC.,

                         ACCESSOR CAPITAL MANAGEMENT LP

                                       AND

                        ALPS MUTUAL FUNDS SERVICES, INC.

                     FUND ACCOUNTING AND SERVICES AGREEMENT

         Fund Accounting and Services Agreement (the "Agreement") made this 4th day of September, 2001, between Accessor Funds, Inc., a corporation established under the laws of the State of Maryland (the "Fund"), Accessor Capital Management LP, a Washington limited partnership (Accessor Capital) and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 370 17th Street, Suite 3100, Denver, Colorado 80202 (the "Agent").

         WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended, presently consisting of the portfolios, each with two classes of shares, listed in Appendix A attached hereto; each of such investment portfolios and any additional investment portfolios that may be established by the Fund is referred to herein individually as a "Portfolio" and collectively as the "Portfolios"; and

         WHEREAS, Accessor Capital has been appointed manager of the Fund and Accessor Capital has accepted such appointment;

         WHEREAS, Accessor Capital and the Fund have entered into a management agreement (the "Management Agreement") pursuant to which Accessor Capital provides management, administrative and other services to the Fund and certain of said services are commonly referred to as those performed by an administrator;

         WHEREAS, the Agent provides certain fund accounting services to investment companies; and

         WHEREAS, Accessor Capital, with the consent of the Fund, desires to appoint the Agent as agent to perform certain bookkeeping and pricing services for the Portfolios on behalf of the Fund, and the Agent has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. Agent Appointed Bookkeeping and Pricing Agent. Accessor Capital hereby appoints the Agent as bookkeeping and pricing agent for the Portfolios and the Agent agrees to provide the fund accounting and other specified services to each of the Portfolios as set forth in Appendix B, as may be amended from time to time, upon the terms and conditions hereinafter set forth. The Agent accepts such appointment and agrees to furnish such specified services.

         2. Definitions. In this Agreement the terms below have the following meanings:

                  (a) Authorized Person. Authorized Person means any of the persons duly authorized to giver Proper Instructions or otherwise act on behalf of the Fund by appropriate resolution of the Board of Directors of the Fund and listed on the Authorized Person Appendix attached hereto and made a part hereof or any amendment thereto as may be received by the Agent. The Fund will at all times maintain on file with the Agent


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         certification, in such form as may be acceptable to the Agent, of (i)
         the names and signatures of the Authorized Person(s) and (ii) the names of the members of the Board of Directors of the Fund, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), the Fund will provide a new or amended certification setting forth the change. An Authorized Person's scope of authority may be limited by the Fund by setting forth such limitation in the Agent certification. The Agent will be entitled to rely upon any Proper Instruction (defined below) which has been signed by person(s) named in the most recent certification.

                  (b) Proper Instructions. Proper Instructions means any request, instruction or certification actually received by the Agent and signed by one or more Authorized Persons. Oral instructions will be considered Proper Instructions if the Agent reasonably believes them to have been given by an Authorized Person and they are promptly confirmed in writing by the Fund or Accessor Capital to the address for notice, e-mail or facsimile set forth below. If oral instructions vary from the written instructions which purport to confirm them, the Agent shall notify the Fund or Accessor Capital of such variance. Once the variance is resolved, and if the Agent has not yet acted, the agent may rely on oral instructions received from the Fund or Accessor Capital, such oral instructions to be promptly confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as agreed upon by the parties hereto in writing.

         3. Duties of the Agent. The Agent agrees to provide the services listed in Appendix B attached hereto for the Fund.

                  The Agent shall for all purposes be deemed to be an independent contractor and shall, unless otherwise expressly authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         4. Instructions to the Agent. The Agent shall act only upon Proper Instructions, except as otherwise provided in this Agreement. The Agent shall promptly take all appropriate steps necessary to carry out or comply with any Proper Instructions received from the Fund.

         5. Agent Compensation. In consideration for the services to be performed by the Agent, the Agent shall be entitled to receive from the Fund such compensation and reimbursement for all reasonable out-of-pocket expenses as may be agreed upon from time to time between the Agent and the Fund in advance and in writing. The Fund agrees to pay the Agent compensation as described in Appendix C attached hereto. It is agreed that fees set forth in Appendix C may be increased with not less than 60 days written notice upon written agreement of the parties. In the event that Appendix B is amended such that significant additional services as requested by the Fund are required from the Agent on an on-going basis, with the approval of the Fund, additional fees may be charged. The fee for the period from the day of the year this Agreement is entered into until the end of that year shall be prorated according to the proportion that such period bears to the full annual period.


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         6.       Right to Receive Advice.

                  (a) Advice of the Fund. If Agent is in doubt as to any action it should or should not take, Agent shall request directions or advice, including Proper Instructions, from Accessor Capital or the Fund.

                  (b) Advice of Counsel. If Agent shall be in doubt as to any question of law pertaining to any action it should or should not take, Agent shall request advice from counsel of its own choosing at its own expense.

                  (c) Conflicting Advice. In the event of a conflict between directions, advice or Proper Instructions Agent receives from the Fund or Accessor Capital and the advice Agent receives from counsel, Agent shall inform the Fund or Accessor Capital of the conflict and seek resolution.

                  (d) Nothing in this subsection shall excuse the Agent when an action or omission on the part of the Agent constitutes willful misfeasance, lack of good faith, negligence or reckless disregard by the Agent of any duties, obligations or responsibilities set forth in this Agreement.

         7.       Liability of the Agent.

                  (a) The Agent may rely upon the written advice of counsel for the Fund and the Fund's independent accountants and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, the Agent shall not be liable to anyone. The Agent may rely upon oral or written statements of brokers and other persons reasonably believed by the Agent in good faith to be expert in the matters upon which they are consulted and, in resolving issues in consultation with Accessor Capital, Fund counsel or the Fund's independent accountants, the Agent shall not be liable to anyone for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence.

                  (b) Nothing herein contained shall be construed to protect the Agent against any liability to the Fund or its share holders to which the Agent would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties.

                  (c) Except as may otherwise be provided by applicable law, neither the Agent nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to the Agent by an Authorized Person of the Fund.

                  (d) The Agent shall ensure that it has and maintains Errors and Omissions Insurance for the services rendered under this Agreement of at least $1 million (provided


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         the Board of Directors of the Fund may by resolution approve some lesser amount). The Agent shall provide to the Fund annually upon request a certificate from the appropriate errors and omissions insurance carrier(s) certifying that such Errors and Omissions Insurance is in full force and effect.

                  (e) The Agent shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Agent shall be liable for actual damages arising out of the Agent's failure to perform its duties under this Agreement to the extent such damages arise out of the Agent's willful misfeasance, lack of good faith, negligence or reckless disregard of such duties.

                  (f) The Agent agrees to indemnify and hold harmless Accessor Capital and the Fund from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising from any action or omission of the Agent's own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, the Agent shall be entitled to defend or prosecute any claim in the name of Accessor Capital or the Fund at the Agent's own expense through counsel of its own choosing if it gives written notice to Accessor Capital or the Fund within ten (10) business days of receiving notice of such claim.

         8. Reports. Whenever, in the course of performing its duties under this Agreement, the Agent determines, on the basis of information supplied to the Agent by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, the Agent shall promptly notify Accessor Capital, the Fund and its counsel.

         9. Activities of the Agent. The services of the Agent under this Agreement are not to be deemed exclusive, and the Agent shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

         10. Accounts and Records. The accounts and records maintained by the Agent shall be the property of the Fund. Such accounts and records shall be prepared, maintained and preserved as required by the Investment Company Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of Proper Instructions from the Fund in the form in which such accounts and records have been maintained or preserved. The Fund and Authorized Persons shall have access to such accounts and records at all times during the Agent's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Agent to the Fund or to an Authorized Person, at the Fund's expense. The Agent shall assist the Fund, the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records, and reports by the Agent or its independent


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accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

         11. Confidentiality. The Agent agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto (past, present and future), as confidential and not to be disclosed to any person except as may be authorized by the Fund in Proper Instructions in writing.

         12. Compliance with Rules and Regulations. The Agent undertakes to comply with all applicable requirements of the Investment Company Act and other applicable securities laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Agent hereunder. Except as specifically set forth herein, the Agent assumes no responsibility for such compliance by Accessor Capital, the Fund or any Portfolio.

         13. Liaison with Accountants. The Agent shall act as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the serviced provided to each Portfolio. The Agent shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in the Agent's control is made available to such accountants for the expression of their opinion, as required by the Fund.

         14. Business Interruption Plan. The Agent shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, the Agent shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by the Agent's own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties or obligations under this Agreement.

         15. Duration and Termination of this Agreement. This Agreement shall continue until terminated by either Accessor Capital, the Fund or Agent on sixty
(60) days' prior written notice to the other party. If service is terminated due to Agent's failure to meet its obligations under this Agreement (for "cause"), after written notice documenting such failure and reasonable opportunity to cure within 15 days, then from the date Notice of Termination is given, there will be no charges for services for a period not to exceed sixty (60) days.

                  Termination for "cause" shall mean:

                  (a) Willful misfeasance, bad faith, negligence, abandonment, or reckless disregard on the part of the Agent with respect to its obligations and duties hereunder;

                  (b) Regulatory, administrative, or judicial proceedings against the Agent which result in a determination that it has violated any rule, regulation, order, or law and


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         which in the reasonable judgement of the Fund, substantially impairs the performance of Agent's obligations and duties hereunder;

                  (c) Financial difficulties on the part of the Agent which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

                  (d) Any other circumstance which in the reasonable judgement of the Fund, substantially impairs the performance of the Agent's obligations and duties hereunder.

                  Upon termination of this Agreement, the Agent shall deliver to the Fund or as otherwise directed in Proper Instructions (at the expense of the Fund, unless such termination is for breach of this Agreement by the Agent) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

         16. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of the Agent, or by the Agent without the prior written consent of the Fund.

         17. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

         18. Names. The obligations of "Accessor Funds" entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, shareholders, or representatives of the Fund personally, but bind only the Fund Property, and all persons dealing with any portfolio of the Fund must look solely to the Fund Property belonging to such portfolio for the enforcement of any claims against the Fund.

         19. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

         20. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):


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                        To the Agent:

                        ALPS Mutual Funds Services, Inc.
                        370 17th Street, Suite 3100
                        Denver, Colorado  80202
                        Attn:  General Counsel
                        Fax:  (303) 623-7850


                        To the Fund:

                        Accessor Funds, Inc.
                        1420 Fifth Avenue, Suite 3600
                        Seattle, WA  98101
                        Attn:  Christine Stansbery
                        Fax:  (206) 521-3815

                        To Accessor Capital:

                        Accessor Capital Management LP
                        1420 Fifth Avenue, Suite 3600
                        Seattle, WA  98101
                        Attn:  Christine Stansbery
                        Fax:  (206) 521-3815


         21. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         22. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that Accessor Capital and the Agent may embody in one or more separate documents their agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACCESSOR FUNDS, INC.                       ALPS MUTUAL FUNDS SERVICES, INC.

By:  ________________________________      By:  ________________________________
Name:  ______________________________      Name: _______________________________
Title:  _____________________________      Title:  _____________________________


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                                   APPENDIX A

                                 ACCESSOR FUNDS
                                 --------------


Actively Managed Funds
----------------------

         Growth Fund
         Value Fund
         Small to Mid Cap Fund
         International Equity Fund
         High Yield Fund
         Intermediate Fixed-Income Fund
         Short-Intermediate Fixed-Income Fund
         Mortgage Securities Fund
         U.S. Government Money Fund


Allocation Funds
----------------

         Accessor Income Allocation Fund
         Accessor Income & Growth Allocation Fund
         Accessor Balanced Allocation Fund
         Accessor Growth & Income Allocation Fund
         Accessor Growth Allocation Fund
         Accessor Aggressive Growth Allocation Fund

                                   APPENDIX B

                                    SERVICES
                                    --------

FUND ACCOUNTING
---------------

* Maintain separate accounts for each Portfolio, all as directed from time to time by Proper Instructions.

* Compute net asset value and, as appropriate, compute yields, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity.

* Obtain security market quotes from independent pricing services, if available, approved by Accessor Capital or the Fund, or if such quotes are unavailable, then obtain such prices pursuant to the Fund's valuation policies and procedures, and in either case calculate the market value of each Portfolio's investments.

* Timely calculate and transmit to NASDAQ each Portfolio's daily net asset value and public offering price (such determinations to be made in accordance with the provisions of the Fund's Articles of Incorporation and the then-current prospectuses and statements of additional information relating to the Portfolios, and any applicable resolutions and policies and procedures of the Board of Directors of the Fund) and promptly communicate such values and prices to the Fund and the Fund's transfer agent.

* Maintain and keep current all books and records of the Portfolios as required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, in connection with the Agent's duties hereunder. The Agent shall comply with all laws, rules and regulations applicable to the performance of its obligations hereunder. Without limiting the generality of the foregoing, the Agent will prepare and maintain the following records upon receipt of information in proper form from Authorized Persons of the Fund:

              (i)      Cash receipts journal
              (ii)     Cash disbursements journal
              (iii)    Dividend records
              (iv)     Purchase and sales - portfolio securities journals
              (v)      Subscription and redemption journals
              (vi)     Security ledgers
              (vii)    Broker ledger
              (viii)   General ledger
              (ix)     Daily expense accruals
              (x)      Daily income accruals
              (xi)     Foreign currency journals
              (xii)    Trial balances
              (xiii)   Historical tax lots for each security


                                  Appendix B-1

* Prepare the accrual analysis on a monthly basis and notify an officer of the Fund of any accrual issues.

* Verify investment buy/sell trade tickets when received from the Money Manager of each Portfolio and reconcile trades with the Fund's custodian (the "Custodian") for proper settlement;

* Instruct Custodian to make disbursements from a Portfolio into the DDA account upon Written Instructions from Accessor Capital.

* Reconcile cash and investment balances with the Custodian and provide Accessor Capital and the investment adviser for a Portfolio (the "Money Manager") with the beginning cash balance available for investment purposes daily.

* Provide Accessor Capital, the Fund and the Money Managers with daily Portfolio values, net asset values and other statistical data for each Portfolio as requested from time to time.

* Compute the net income and capital gains and losses of each Portfolio and calculate dividend rates in accordance with relevant prospectus policies and resolutions of the Board of Directors of the Fund and, as appropriate, prepare Certificates of Treasurer (or other agreed upon procedures).

* Provide the Fund and its investment adviser(s) with information necessary for the timely preparation of the Fund's Federal, state and excise tax returns, prospectus updates, Rule 24f-2 filings and proxy statements.

* Furnish to the Fund at the end of every month, and at the close of each quarter of the Fund's fiscal year, a list of the portfolio securities and the aggregate amount of cash in the Portfolios.

* Assist in the preparation of certain reports, audits of accounts, and other matters of like nature, as reasonably requested from time to time by the Fund.

* Prepare monthly reports with the information to allow the Fund to prepare a financial statement, which will include the following items:
         Schedule of Investments
         Statement of Assets and Liabilities
         Statement of Operations
         Statement of Changes in Net Assets
         Cash Statement
         Schedule of Capital Gains and Losses

* Supply portfolio data maintained on Agent's system in an electronic format on an on-going basis, as agreed upon by the parties, and may be amended from time to time.


                                  Appendix B-2

ADMINISTRATION

* Prepare an initial draft of the Fund's annual and semi-annual financial statements, excluding related management discussion and analysis and footnotes and assist in the completion of the Fund's Annual Report and Semi-Annual Report.

* Provide the Fund and its investment adviser(s) with information necessary for, and generally assist the Fund in performing the following functions:

         (i)      portfolio compliance testing

         (ii)     fund expense budgeting

         (iii) calculation of income and capital gain distributions in compliance with the Internal Revenue Code

         (iv)     preparation of Form N-SAR

         (v) monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended

* Review, as requested, fund documents including annual and semi-annual reports and fund prospectuses.

* Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Fund's independent accountants, or examinations conducted by the Securities and Exchange Commission or other governmental entities.

* Provide a written quarterly report for the Fund's Board of Trustees regarding the services provided for the Fund and such other materials as are requested by Accessor Capital including but not limited to:

         * quarterly schedule of aged receivables, by country for holdings of the International Equity Fund.

         *        quarterly broker security transactions summaries.

* Provide such information to a Portfolio's Money Manager as shall be mutually agreed upon between the Money Manager and the Agent to allow the Money Manager to monitor the Portfolio's compliance with certain requirements of the Investment Company Act and the Fund's registration statement on Form N-1A.


                                  Appendix B-3

                                   APPENDIX C

                                FEES AND EXPENSES
                                -----------------

BASE FEE (CALCULATED DAILY, PAYABLE MONTHLY)
--------------------------------------------

         Actively Managed Funds: annual fee of the greater of

         *        $270,000; or

         * .02% (2 basis points) of combined average daily net assets of the Actively Managed Funds up to $750 million, and .0175% (1.75 basis points) thereafter.

         Allocation Funds: annual fee of .03% (3 basis points) of combined average daily net assets of the Allocation Funds.


OUT-OF-POCKET EXPENSES
----------------------

         Securities Pricing

                           AUTHORIZED PERSONS APPENDIX
                     FUND ACCOUNTING AND SERVICES AGREEMENT



         NAME                                               SIGNATURE


Ravindra A. Deo                                   ______________________________


J. Anthony Whatley III                            ______________________________


Linda V. Whatley                                  ______________________________


Robert J. Harper                                  ______________________________


Christine J. Stansbery                            ______________________________